EXHIBIT 10.11

THE HEALING COMPANY, INC.

BOARD OF DIRECTORS SERVICES AGREEMENT

This Board of Directors Services Agreement (the “Agreement”), dated 2/16/2022, (the “Effective Date”), is entered into between The Healing Company, Inc., a Nevada corporation (the “Company), and Steven Bartlett, an individual with a principal place of residence in [131 Shoreditch High Street, 4th Floor, London, E1 6JE] (“Director”).

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1. Board Duties. Director agrees to provide services to the Company as a member of the Board of Directors beginning on January 1, 2022 (the “Start Date”), provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) after the initial one-year term on the Board shall be subject to any necessary approval by the Company’s stockholders. Director shall, for so long as he remains a member of the Board of Directors, but in any case not less than one year from the date hereof, meet with the Company upon written request, at dates and times mutually agreeable to Director and the Company, to discuss any matter involving the Company or its Subsidiaries, which involves or may involve issues of which Director has knowledge and cooperate in the review, defense or prosecution of such matters. Director acknowledges and agrees that the Company may rely upon Director’s expertise in technology, marketing or other business disciplines where Director has a deep understanding with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board of Directors. Director will notify the Company promptly if he is subpoenaed or otherwise served with legal process in any matter involving the Company or its subsidiaries. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or its Subsidiaries, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney.

2. Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

1

3. Compensation. All compensation arrangements that existed prior to execution of this Agreement, including but not limited to the employment and non-competition agreement, are hereby terminated. As compensation for the services provided herein, the Company shall pay to Director an annual fee of $37,500.00 for the Director’s services (the “Director’s Fee”), which shall be payable in twelve (12) equal monthly installments, in arrears, pro-rated from the Start Date, as long as Director continues to fulfill his duties and provide the services set forth above. As further consideration for the Director’s provision of the services and subject to approval by the Board, the Company shall grant to Director the options (the “Options”) to purchase one hundred and twenty- five thousand (125,000) shares of Common Stock of The Healing Company, Inc., at an exercise price per share equal to the fair market value of a share of Common Stock of the Company at the time of such grant, pursuant to terms to be set forth in the Company’s then-current Equity Incentive Plan (“Plan”) and a Non-Qualified Stock Option Award Agreement (“Award Agreement”).

4. Benefits and Expenses. The Company shall reimburse Director for reasonable out-of-pocket expenses incurred in connection with discharging his duties as a Board member. Any additional expenses shall be pre-approved by the CEO or CFO of the Company and will be reimbursed subject to receiving reasonable substantiating documentation relating to such expenses.

5. Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Start Date and terminating on the earlier of the date of the next annual stockholders meeting and the earliest of the following to occur: (a) the death of the Director; (b) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the majority stockholders of the Company; and (d) the resignation by the Director from the Board.

6. Director’s Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

7. Director Covenants.

A. Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

2

B. Non-Solicitation. During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

C. Insider Trading Guidelines. Director agrees to execute the Company’s Insider Trading Guidelines as provided by the Company.

D. Remedies. The Director agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 7.

E. The provisions of this Section 7 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.

8. Mutual Non-Disparagement. Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

9. Indemnification. The Company agrees to indemnify the Director for his activities as a member of the Board to the fullest extent permitted under applicable law and shall use its best efforts to maintain Directors and Officers Insurance benefitting the Board.

3

10. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

11. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

12. Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14. Cooperation. In the event of any claim or litigation against the Company and/or Director based upon any alleged conduct, acts or omissions of Director during the tenure of Director as an officer of the Company, whether known or unknown, threatened or not as of the time of this writing, the Company will cooperate with Director and provide to Director such information and documents as are necessary and reasonably requested by Director or his counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Director has access all available insurance coverage and shall do nothing to damage Director’s status as an insured, and shall provide all necessary information for Director to make or tender any claim under applicable coverage.

15. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended, or waived except by an instrument in writing duly signed by the party to be charged.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. Governing Law. This Agreement shall be governed by the law of the State of Utah. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

4

IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

THE HEALING COMPANY, INC.

Simon Belsham
Chief Executive Officer

DIRECTOR

Steven Bartlett

5